EXHIBIT 21

SIGNIFICANT SUBSIDIARIES OF SCIENTIFIC-ATLANTA

Name	Jurisdiction of Organization	Names Under which Subsidiary Does Business
SAMMEX, L.P.	Texas	SAMMEX, L.P.
SA Financial Enterprises, L.L.C.	Georgia	SA Financial Enterprises, L.L.C.